Exhibit 5.1

Our ref	JVZ/747458-000001/30729948v2

Fangdd Network Group Ltd.

Room 1501, Shangmei Technology Building

No. 15 Dachong Road

Nanshan District, Shenzhen, 518072

People’s Republic of China

8 November 2024

Dear Sirs

Fangdd Network Group Ltd.

We have acted as Cayman Islands legal advisers to Fangdd Network Group Ltd. (the “Company”) in connection with the Company’s registration statement on Form F-3 (Registration No. 333-267397), including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended to date, relating to securities to be issued and sold by the Company from time to time, and the prospectus supplement to the Registration Statement dated [8 November] 2024 (the “Prospectus Supplement”), relating to (a) the sale of up to 4,623,266 Class A ordinary shares of the Company of a par value of US$0.0005625 each (the “Sale Shares”) by the Company in accordance with the Securities Purchase Agreement dated 7 November 2024 entered into between the Company and the investors named therein (the “Securities Purchase Agreement”), and (b) the offering of pre-funded warrants (the “Pre-Funded Warrants”) to purchase an aggregate of up to 2,521,616 Class A Ordinary Shares of the Company of a par value of US$0.0005625 each (the “Warrant Shares”, and together with the Sale Shares, the “Shares”) in accordance with the Placement Agency Agreement dated 7 November 2024 between the Company and the placement agent name therein (the “Placement Agency Agreement”).

We are furnishing this opinion as Exhibit 5.1, 8.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 19 September 2013 and the certificate of incorporation on change of name of the Company dated 11 October 2019.

1.2	The sixth amended and restated memorandum and articles of association adopted by special resolutions dated 11 July 2024 and effective on 12 August 2024 (the “Memorandum and Articles”).

1.3	The written resolutions of the board of directors of the Company dated 7 November 2024 (the “Board Resolutions”).

1.4	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 30 September 2024 (the “Certificate of Good Standing”).

1.5	A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.6	The Registration Statement.

1.7	The Prospectus Supplement.

1.8	The Securities Purchase Agreement and the Placement Agency Agreement (together, the Transaction Documents”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The Transaction Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.4	The Transaction Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.5	The choice of the laws of the State of New York as the governing law of the Transaction Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the state and federal courts sitting in the City of New York, Borough of Manhattan and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.6	The Company has, or will have, sufficient authorized but unissued Shares in its authorized share capital to enable the Company to issue the Sale Shares and the Warrant Shares upon exercise of the Pre-Funded Warrants.

2.7	The Company will receive money or money’s worth in consideration for the issue of the Shares, and none of such Shares will be issued for less than their par value.

2.8	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Documents.

2.9	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Transaction Documents.

2.10	No monies paid to or for the account of any party under the Transaction Documents or any property received or disposed of by any party to the Transaction Documents in each case in connection with the Transaction Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.11	At the time of the exercise of the Pre-Funded Warrants into Warrant Shares in accordance with the terms and provisions of the Pre-Funded Warrants (the “Exercise”):

(a)	the laws of the Cayman Islands (including the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) will not have changed in such way as to materially impact the issue of such Warrant Shares;

(b)	the Company will have sufficient authorised but unallotted and unissued Class A ordinary shares of the Company of a par value of US$0.0005625 each, in each case to effect the Exercise in accordance with the terms and provisions of the Warrants, then then effective memorandum and articles of association of the Company and the Companies Act;

(c)	the Company will not have been struck off or placed in liquidation;

(d)	the issue price for each Warrant Share to be issued upon the Exercise will not be less than the par value of such Warrant Share;

(e)	the terms and provisions of the Pre-Funded Warrants relating to the Exercise will not have been altered, amended or restated; and

(f)	the then effective memorandum and articles of association of the Company will not contain anything which would or might affect the opinions set out below.

2.12	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York.

2.13	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.14	The issue of the Shares and the Pre-Funded Warrants under the Transaction Documents will be of commercial benefit to the Company.

2.15	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares or the Pre-Funded Warrants.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company, is US$5,625,000 divided into 10,000,000,000 shares comprising of (i) 5,000,000,000 Class A Ordinary Shares of a par value of US$0.0005625 each, (ii) 100,000 Class B Ordinary Shares of a par value of US$0.0005625 each, (iii) 200,000 Class C Ordinary Shares of a par value of US$0.0005625 each, and (iv) 4,999,700,000 shares of a par value of US$0.0005625 each of such class or classes (however designated) as the board of directors may determine in accordance with the Memorandum and Articles.

3.3	The execution, issue, delivery and performance of the Transaction Documents, including the issue of the (i) Sale Shares and (ii) the Warrant Shares upon exercise of the Pre-Funded Warrants, as contemplated by the Registration Statement, have been authorised by and on behalf of the Company and, upon the execution and unconditional delivery of the Transaction Documents by any Director or Officer (as defined in the Board Resolutions) for and on behalf of the Company, the Transaction Documents will have been duly executed, issued and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.4	The issue and allotment of the (i) Sale Shares and (ii) the Warrant Shares upon exercise of the Pre-Funded Warrants, have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and the Transaction Documents, such Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.5	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement and the Prospectus Supplement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	The obligations assumed by the Company under the Transaction Documents and the Pre-Funded Warrants will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents and the Pre-Funded Warrants in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	we reserve our opinion as to the enforceability of the relevant provisions of the Transaction Documents and the Pre-Funded Warrants to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(k)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Transaction Documents and the Pre-Funded Warrants whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company; and

(l)	enforcement or performance of any provision in the Transaction Documents and the Pre-Funded Warrants which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Beneficial Ownership Transparency Act (As Revised) (the “BOT Act”).

4.3	Applicable court fees will be payable in respect of the enforcement of the Transaction Documents and the Pre-Funded Warrants.

4.4	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Transaction Documents or the Pre-Funded Warrants.

4.5	In this opinion the phrase “non-assessable” means, with respect to ordinary shares of the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the ordinary shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Director’s Certificate